Exhibit 99.1

Rimage Corporation Reports Record Third Quarter Earnings

Minneapolis, MN—October 31, 2006—Rimage Corporation (Nasdaq: RIMG) today reported strong operating results for the third quarter of 2006 ended September 30.

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Sales totaled $24.8 million, compared to $27.9 million in last year’s third quarter, which benefited from a retail order of approximately $6.0 million. Third quarter sales were at the high end of the previously reported guidance for this period.

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Earnings came to a quarterly record of $4.4 million or $0.43 per diluted share, an increase of 9% from $4.1 million or $0.39 per diluted share in the year-earlier period. Earnings, which significantly exceeded Rimage’s third quarter guidance, included stock compensation expense of approximately $637,000. Earnings also were positively affected by higher than previously expected tax-exempt interest income and a reduction in a prior year’s tax reserve. Due primarily to these items, the effective tax rate for the third quarter of 2006 declined to 32% from 36% in the comparable period of 2005. The effective tax rate for full-year 2006 is forecasted to return to a normalized level of 36% to 37%.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Our third quarter operating results benefited from strong sales of our mission-critical Producer CD/DVD publishing systems for retail and medical imaging applications, as well as the introduction of our next-generation P3 Producer product line during the quarter. Reflecting these factors, Rimage’s gross margin increased to 49% from 46% in the second quarter and 48% in last year’s third quarter. In addition, total operating expenses declined significantly despite incurring costs related to the successful implementation of an SAP enterprise resource planning system for Rimage’s domestic operation. Implementation of the SAP system at our European operation will commence in the fourth quarter, with completion scheduled by the end of the first quarter of 2007.”

Aldrich continued: “We ended the third quarter with a backlog of approximately $2 million, which is scheduled for shipment in the fourth quarter of 2006 and first quarter of 2007. Looking ahead, we will continue to focus on significant opportunities in our targeted retail, medical imaging and business services markets, making us believe Rimage’s near and longer-term outlooks are very positive.”

Financial Highlights

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 15% in the third quarter of 2006 and accounted for 45% of sales, compared to 35% in the third quarter of 2005. The growth of consumable supplies has been generated by strategic efforts to capitalize upon the continued expansion of Rimage’s worldwide installed base of CD/DVD publishing systems.

International sales accounted for 29% of total sales in the third quarters of 2006 and 2005. Rimage is moving forward with efforts to strengthen its large European operation, which continued to generate the majority of the quarter’s international sales. Currency effects increased worldwide sales by 1% in the third quarter of 2006.

Rimage generated substantial operating cash flows in this year’s third quarter. Cash and investments rose to $73.3 million, from $69.6 million at the end of the second quarter and $64.5 million at the end of 2005. Stockholders’ equity increased to $90.5 million from $76.5 million at year-end 2005.

For the fourth quarter of 2006 ending December 31, Rimage is forecasting revenues of $23.0 to $25.0 million and earnings of $0.23 to $0.28 per diluted share, which includes estimated stock compensation expense of $400,000 to $500,000 on a pre-tax basis. Due to a change in product mix, gross margins on a portion of forecasted retail sales are expected to be somewhat below the third quarter level. In addition, fourth quarter operating expenses will reflect continued strengthening of Rimage’s sales and marketing organization in the form of additional key personnel.

About Rimage

Rimage Corporation is the world’s leading provider of CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including digital photography, medical imaging and financial institutions. Visit our web site at www.rimage.com.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Revenues	$24,777	$27,962	$72,733	$71,144
Cost of Revenues	12,517	14,571	39,158	38,498
Gross Profit	12,260	13,391	33,575	32,646
Operating Expenses:
Research and Development	1,459	1,399	4,781	4,177
Selling, General and Administrative	5,032	5,937	16,115	15,083
Total Operating Expenses	6,491	7,336	20,896	19,260
Operating Income	5,769	6,055	12,679	13,386
Other Income, Net	739	360	1,997	895
Income Before Income Taxes	6,508	6,415	14,676	14,281
Income Tax Expense	2,067	2,330	5,217	5,217
Net Income	4,441	4,085	9,459	9,064

Net Income Per Basic Share	$.45	$.43	$.97	$.95

Net Income Per Diluted Share	$.43	$.39	$.92	$.88
Basic Weighted Average Shares Outstanding	9,854	9,553	9,783	9,507
Diluted Weighted Average Shares Outstanding	10,375	10,380	10,336	10,250

Consolidated Balance Sheet Information:

	Balance as of
	September 30, 2006	December 31, 2005
	(Unaudited)

Cash and Marketable Securities	$48,138	$64,471
Accounts Receivable	14,892	12,689
Inventories	6,496	6,621
Total Current Assets	71,988	86,444
Property and Equipment, Net	3,924	2,525
Marketable Securities – Non-Current	25,135	—
Total Assets	101,167	89,009
Current Liabilities	10,651	12,467
Long-Term Liabilities	12	13
Stockholders’ Equity	90,504	76,529

For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144

Conference Call and Replay

Rimage Corporation will review its third quarter operating results in a conference call at 4:30 PM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through November 7, by dialing 1-303-590-3000 and providing the 11073233 confirmation code.